Exhibit 99.1

Republic Bancorp, Inc. Reports Fourth Quarter 2023 Net Income of $19.7 Million

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 26, 2024--Republic Bancorp, Inc. (“Republic” or the “Company”) reported fourth quarter 2023 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $19.7 million and $1.01 per share, representing increases of 6% and 7% over the fourth quarter of 2022.

Logan Pichel, President and CEO of the Bank commented, “We are proud to report the completion of another successful year at Republic Bank as we continue our mission to enable our clients, Company, associates, and the communities we serve to thrive. Included among our accomplishments for the year were:

  Increased Adjusted Net Income(10), a Non-GAAP metric, 21% for 2023 over 2022, adjusting for the Day-1 merger related expenses associated with the CBank acquisition and the net benefit in 2022 from the termination penalty and legal settlements received from Green Dot.
  Generated a total return on Republic’s stock of 39% in 2023 versus a decline of 1% by the KBW NASDAQ Bank Index during the same period.
  Grew Traditional Bank loans 20% overall, or 14% excluding the acquired operations of CBank for the year.
  Managed expenses prudently with Core Bank non-interest expenses, excluding the acquired CBank operations, increasing only 1% for the year vs 2022.
  Maintained strong credit quality with Core Bank net charge-offs for the year of 1 basis point.
  Improved our Net Promoter Score to over 2x Banking industry average during 2023.
  Recognized by Newsweek as one of America’s Best Online Mortgage Lenders.
  Recognized by Forbes as one of Kentucky’s Best Banks.
  Recognized for the seventh consecutive year as one of Kentucky’s Best Places to Work.
  Recognized as one of Louisville’s Top Corporate Philanthropists.
  Improved our Interactive Teller Machine service levels to the best in Company history.
  Expanded client connections by making over 12,000 client relationship calls.
  Enhanced our digital banking capabilities supporting our industry-leading online banking scores.
  Acquired CBank and added the Republic Bank Finance business line.
  Opened three (3) new banking centers: one (1) in Northern Kentucky and two (2) in metropolitan Nashville, TN.
  Introduced a nationwide deposit gathering program to enhance company liquidity and maintain industry leading capital metrics.
  Continued our progress in Diversity, Equity, and Inclusion and introduced our new Community and Multicultural Banking Group.
  Re-located almost 100 associates to our downtown Louisville offices, supporting downtown economic development.

The diversity of our Bank’s business model continues to drive a strong overall performance for the Company. Our Core Banking operations reported net income of $15.8 million for the quarter, representing a $486,000, or 3%, decrease in net income from the fourth quarter of 2022. Meanwhile, net income within our Republic Processing Group (“RPG”) increased $1.6 million, or 74%, from the fourth quarter of 2022 to the fourth quarter of 2023 driven by the strong performance of our Republic Payments Solutions prepaid card division.

As was the case for the first three quarters of 2023, our industry continued to face the challenges of an inverted yield curve and tremendous competition for deposits and liquidity during the fourth quarter. These challenges continued to exert pressure on the net interest margins of banks across the United States, including our own Core Banking operations. As we move forward into 2024, we will combat these challenges in net interest income by seeking to further diversify our revenue streams and fortify our liquidity, while continuing to become more efficient in our operations across the Company.

We are proud of the job we have done across the Company of growing our deposits. As a result of the strong efforts of our associates, our Core Bank deposits, excluding wholesale brokered deposits, ended the year at $4.3 billion, an increase of $219 million, or 5%, from December 31, 2022. In addition, we added capacity at the Federal Home Loan Bank, increasing our borrowing line by $111 million from December 31, 2022 to December 31, 2023. The growth in our deposits did come at the cost of higher funding expenses for our total deposit portfolio, but we believe it was a cost worth absorbing given the environment in which we currently operate.

Our dedication to industry leading credit quality and capital remained staples during 2023. Among our many favorable credit quality metrics, we ended the fourth quarter of 2023 with a delinquency ratio of 0.16% within our Core Bank. In addition, our capital ratios at Republic Bank & Trust Company continued to be significantly above the minimums to be considered well-capitalized as of December 31, 2023.

We are proud of our many accomplishments over the past year and are optimistic about our future. We believe our focus on creating Best-in-Class client experiences, our strong capital and liquidity position, and our continued commitment to supporting all parts of the communities we serve, make us well-positioned to grow our relationships with existing clients and attract new clients. We are very proud of the good work of our over 1,000 Republic Bank associates and are much appreciative of the trust and support that each of our clients and shareholders place in Republic Bank.” concluded Pichel.

The following table highlights Republic’s key metrics for the three and twelve months ended December 31, 2023 and 2022. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 26, 2023.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,				Years Ended Dec. 31,
(dollars in thousands, except per share data)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Income Before Income Tax Expense	$23,519	$23,488	$31	—%	$113,213	$116,845	$(3,632)	(3)%
Net Income	19,659	18,513	1,146	6	90,374	91,106	(732)	(1)
Diluted EPS	1.01	0.94	0.07	7	4.62	4.59	0.03	1
Return on Average Assets ("ROA")	1.21%	1.25%	NA	(3)	1.44%	1.48%	NA	(3)
Return on Average Equity ("ROE")	8.68	8.65	NA	—	10.10	10.68	NA	(5)

NA – Not applicable

Results of Operations for the Fourth Quarter of 2023 Compared to the Fourth Quarter of 2022

Core Bank(1)

Net income for the Core Bank was $15.8 million for the fourth quarter of 2023 compared to $16.3 million for the fourth quarter of 2022. As further outlined in the following discussion, an increase in provision expense and noninterest expense combined with a decline in net interest income were the primary drivers for the change in net income from the fourth quarter of 2022 to the fourth quarter of 2023.

Net Interest Income – Core Bank net interest income was $50.6 million for the fourth quarter of 2023, a $1.4 million, or 3%, decrease from $52.0 million during the fourth quarter of 2022. In addition, the Core Bank’s net interest margin (“NIM”) decreased from 3.82% during the fourth quarter of 2022 to 3.40% during the fourth quarter of 2023.

The decrease in net interest income for the fourth quarter of 2023 was the first quarter-to-same-quarter-last-year decline for the Core Bank during 2023. While net interest income was higher for each of the first three quarters of 2023 compared to the same quarter in 2022, each quarter experienced a diminishing magnitude of increase. This diminishing magnitude occurred as the Core Bank’s cost of funds increased at a faster pace than its yield on interest earning assets.

The primary driver of this diminishing benefit was a reduction in interest-earning cash balances combined with an on-going shift in funding mix away from noninterest-bearing deposit balances to higher-costing, interest-bearing deposits and FHLB borrowings. As a result of these factors, the Core Bank’s cost of interest-bearing liabilities increased 225 basis points from the fourth quarter of 2022 to the fourth quarter of 2023, more than offsetting the 101 basis point increase to its yield on interest earning assets for the same periods.

Further detailing this change in net interest income and NIM between the fourth quarter of 2022 and the fourth quarter of 2023 were the following:

  Average outstanding Warehouse balances declined from $407 million during the fourth quarter of 2022 to $370 million for the fourth quarter of 2023. Committed Warehouse lines of credit declined from $1.1 billion to $1.0 billion from December 31, 2022 to December 31, 2023, while average usage rates for Warehouse lines were 35% and 37%, respectively, during the fourth quarters of 2022 and 2023. This decrease in average Warehouse balances was driven by a continued general decline in mortgage demand across the nation.

  Traditional Bank average loans grew from $3.8 billion with a weighted-average yield of 4.44% during the fourth quarter of 2022 to $4.6 billion with a weighted average yield of 5.32% during the fourth quarter of 2023 as overall loan demand generally remained strong across the Traditional Bank’s markets throughout 2023. In addition, the acquisition of CBank added approximately $210 million to the Traditional Bank’s average loans during the fourth quarter of 2023.

  Average investments were $769 million with a weighted-average yield of 3.02% during the fourth quarter of 2023 compared to $694 million with a weighted-average yield of 2.07% for the fourth quarter of 2022. As part of its overall interest rate risk management strategy, the Core Bank generally maintains an investment portfolio with a shorter overall duration. This strategy was generally favorable to the Core Bank’s net interest income during the recent rising interest rate environment.

  The Core Bank’s average noninterest-bearing deposits decreased from $1.6 billion during the fourth quarter of 2022 to $1.3 billion for the fourth quarter of 2023. Management believes two factors generally drove, and continue to drive, this overall decline in noninterest bearing deposits.

    The first is a general decline in liquidity among both businesses and consumers, nationwide, as the excess liquidity created during the COVID pandemic continues to wane.

    The second is that the substantial increase in market interest rates over the past year has caused higher interest-bearing deposit offerings to become meaningfully more attractive than noninterest bearing accounts, driving a shift in funding mix toward interest-bearing accounts for Republic and many banks across the industry.

  The Core Bank’s weighted-average cost of interest-bearing liabilities increased from 0.65% during the fourth quarter of 2022 to 2.90% for the fourth quarter of 2023. Further segmenting the Core Bank’s interest-bearing liabilities:

    The weighted-average cost of total interest-bearing deposits increased from 0.47% during the fourth quarter of 2022 to 2.36% for the fourth quarter of 2023. In addition, average interest-bearing deposits grew $417 million from the fourth quarter of 2022 to the fourth quarter of 2023.

    The average balance of FHLB borrowings increased from $22 million for the fourth quarter of 2022 to $357 million for the fourth quarter of 2023. In addition, the weighted-average cost of these borrowings increased from 2.10% to 4.62% for the same time periods. This increase in the average balance of borrowings was generally driven by the above noted growth in period-to-period average loan balances without a similar corresponding increase in overall deposit balances.

  Average interest-earning cash was $201 million with a weighted-average yield of 5.45% during the fourth quarter of 2023 compared to $554 million with a weighted-average yield of 3.70% for the fourth quarter of 2022. The decline in average cash balances was driven generally by an increase in average loans for the same periods without a similar proportional increase in funding liabilities.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2023	2022	Change	2023	2022	Change

Traditional Banking	$48,318	$49,675	$(1,357)	3.47%	3.94%	(0.47)%
Warehouse Lending	2,251	2,317	(66)	2.41	2.28	0.13
Mortgage Banking*	76	50	26	NM	NM	NM
Total Core Bank	$50,645	$52,042	$(1,397)	3.40	3.82	(0.42)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,	Dec. 31,
Reportable Segment	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Traditional Banking	$4,557,099	$3,799,278	$757,821	20%	$4,618,569	$3,855,142	$763,427	20%
Warehouse Lending	370,169	406,903	(36,734)	(9)	339,723	403,560	(63,837)	(16)
Mortgage Banking*	3,473	2,092	1,381	66	3,227	1,302	1,925	148
Total Core Bank	$4,930,741	$4,208,273	$722,468	17	$4,961,519	$4,260,004	$701,515	16

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision (2) was a net charge of $2.0 million during the fourth quarter of 2023 compared to a net charge of $1.6 million for the fourth quarter of 2022.

The net charge during the fourth quarter of 2023 was primarily driven by the following:

  The Core Bank recorded a net charge to the Provision of $2.1 million during the fourth quarter of 2023 related to general formula reserves applied to $123 million of Traditional Bank loan growth for the fourth quarter of 2023.
  The Core Bank recorded net charge-offs of $220,000 during the fourth quarter of 2023.
  The Core Bank recorded a net credit to the Provision of $296,000 resulting from general formula reserves applied to an $118 million decline in outstanding Warehouse balances for the fourth quarter of 2023.

The net charge during the fourth quarter of 2022 was primarily driven by the following:

  The Core Bank recorded a net charge to the Provision of $1.5 million during the fourth quarter of 2022 related to general formula reserves applied to $106 million of Traditional Bank loan growth for the fourth quarter of 2022.
  The Core Bank recorded net charge-offs of $238,000 during the fourth quarter of 2022.
  The Core Bank recorded a net credit to the Provision of $96,000 during the fourth quarter of 2022 resulting from general formula reserves applied to a decline in outstanding Warehouse balances of $37 million during the fourth quarter of 2022.

As a percentage of total loans, the Core Bank’s Allowance(2) remained at 1.21% from December 31, 2022 to December 31, 2023. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Dec. 31, 2023			As of Dec. 31, 2022			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,618,569	$58,998	1.28%	$3,855,142	$50,709	1.32%	(0.04)%	(3)%
Warehouse Lending	339,723	847	0.25	403,560	1,009	0.25	—	—
Total Core Bank	4,958,292	59,845	1.21	4,258,702	51,718	1.21	—	—

Tax Refund Solutions	149,207	3,990	2.67	149,272	3,888	2.60	0.07	3
Republic Credit Solutions	132,362	18,295	13.82	107,828	14,807	13.73	0.09	1
Total Republic Processing Group	281,569	22,285	7.91	257,100	18,695	7.27	0.64	9

Total Company	$5,239,861	$82,130	1.57%	$4,515,802	$70,413	1.56%	0.01%	1%

	ACLL Roll-Forward
	Three Months Ended December 31,
	2023					2022
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$56,931	$2,287	$(449)	$229	$58,998	$49,231	$1,716	$(459)	$221	$50,709
Warehouse Lending	1,143	(296)	—	—	847	1,105	(96)	—	—	1,009
Total Core Bank	58,074	1,991	(449)	229	59,845	50,336	1,620	(459)	221	51,718

Tax Refund Solutions	1	2,937	—	1,052	3,990	—	2,979	—	909	3,888
Republic Credit Solutions	16,501	6,061	(4,453)	186	18,295	14,583	3,245	(3,385)	364	14,807
Total Republic Processing Group	16,502	8,998	(4,453)	1,238	22,285	14,583	6,224	(3,385)	1,273	18,695

Total Company	$74,576	$10,989	$(4,902)	$1,467	$82,130	$64,919	$7,844	$(3,844)	$1,494	$70,413

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
	Quarters Ended:				Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2023	2023	2023	2023	2023	2022	2021

Nonperforming loans to total loans	0.39%	0.37%	0.34%	0.34%	0.39%	0.37%	0.47%

Nonperforming assets to total loans (including OREO)	0.41	0.39	0.37	0.38	0.41	0.40	0.51

Delinquent loans* to total loans	0.16	0.14	0.12	0.12	0.16	0.14	0.17

Net charge-offs to average loans	0.02	0.02	0.01	0.01	0.01	0.00	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased $828,000 to $9.8 million for the fourth quarter of 2023 compared to the fourth quarter of 2022. The increase was primarily driven by a $361,000 increase in Mortgage Banking income and a $484,000 net recapture of loss reserves for Republic’s Nevada-based insurance captive, which was fully dissolved during the fourth quarter of 2023.

Noninterest Expense – As previously noted, the Core Bank’s noninterest expense was $39.7 million for the fourth quarter of 2023 compared to $38.5 million for the fourth quarter of 2022, an increase of $1.2 million, or 3% for the quarter. Noninterest expenses for the fourth quarter of 2023 included $1.4 million of expense associated with the former CBank operations, which was acquired in March 2023.

Core Bank legacy noninterest expenses, which excludes those of the acquired CBank operations, were flat versus the fourth quarter of 2022 at $38.3 million for the quarter. While noninterest expenses were generally higher across most categories during the fourth quarter of 2023, the fourth quarter of 2023 did benefit from a $1.3 million positive swing in estimated bonus expenses as the fourth quarter of 2022 contained a net charge of $796,000 for bonus expense accruals, while the fourth quarter of 2023 contained a net credit of $478,000. The net credit of $478,000 recorded for the fourth quarter of 2023 reduced the liability for accrued bonuses to be in-line with expected payouts scheduled for the first quarter of 2024.

Republic Processing Group(3)

The Republic Processing Group (“RPG”) reported net income of $3.8 million for the fourth quarter of 2023 compared to $2.2 million for the same period in 2022. RPG’s performance for the fourth quarter of 2023 compared to the fourth quarter of 2022, by operating segment, is as follows:

Republic Payment Solutions (“RPS”)

The Company began reporting RPS as a separate reportable segment for its fourth quarter 2023 reporting period. Prior to the fourth quarter of 2023, RPS was reported as a component of the TRS segment.

Net income at RPS was $3.2 million for the fourth quarter of 2023, an increase of $1.4 million, or 82%, from the fourth quarter of 2022. The $1.4 million increase in RPS net income was driven by a higher interest yield of 5.08% applied to the $342 million average of prepaid program balances for the fourth quarter of 2023 compared to an applied yield of 2.82% for the $337 million in average prepaid card balances for the fourth quarter of 2022.

Tax Refund Solutions (“TRS”)

TRS experienced a net loss of $3.6 million during the fourth quarter of 2023 compared to a net loss of $3.5 million for the fourth quarter of 2022. As with the fourth quarter of 2022, the net loss at TRS for the fourth quarter of 2023 was driven by a large, estimated Provision expense applied to the Early Season Refund Advance loans (“ERAs”) originated during the quarter. Altogether, TRS originated $103 million of

ERAs during the fourth quarter of 2023 compared to $98 million originated during the fourth quarter of 2022. The Company applied an estimated loss rate of approximately 3.81% of total ERAs originated during the fourth quarter of 2023 and an estimated loss rate of 3.89% during the fourth quarter of 2022.

Republic Credit Solutions (“RCS”)

Net income at RCS increased $236,000, or 6% from $4.0 million during the fourth quarter of 2022 to $4.2 million during the fourth quarter of 2023. The increase was primarily due to a $1.1 million increase in gain on sale of RCS loans, which was driven by increased volume in the fourth quarter of 2023. The increase in gain on sale of loan revenue was partially offset by an $883,000 increase in noninterest expenses resulting from elevated marketing fees.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. As of December 31, 2023, the Company had approximately $6.6 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	Provision – Provision for Expected Credit Loss Expense Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, Republic Payment Solutions (“RPS”), and Republic Credit Solutions (“RCS”) segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628